MET INVESTORS SERIES TRUST

AMENDMENT No. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

(Batterymarch Growth and Income Portfolio)

AMENDMENT dated May 1, 2009 to the Investment Advisory Agreement dated May 1, 2006 (the “Agreement”), by and between Met Investors Advisory LLC (“MIA”), a Delaware limited liability company (the “Manager”), and Batterymarch Financial Management, Inc. (the “Adviser”) with respect to the Batterymarch Growth and Income Portfolio.

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and

WHEREAS, MIA merged into MetLife Advisers, LLC on May 1, 2009 pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

NOW THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	References in the Agreement to Met Investors Advisory LLC are hereby replaced with MetLife Advisers, LLC.

2.	In all other respects, the Agreement is confirmed and remains in full force and effect.

3.	This Amendment shall become effective as of the date first set forth above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date first set forth above.

METLIFE ADVISERS, LLC

By:	/s/ Elizabeth M. Forget
Name:	Elizabeth M. Forget
Title:	President and Chief Executive Officer

BATTERYMARCH FINANCIAL MANAGEMENT, INC.

By:	/s/ Francis Tracy
Name:	Francis Tracy
Title:	President, Chief Financial Officer